Exhibit 99.1

SIGNATURE PAGE

INVESTOR AB

By:	/s/ Ulrika Elfving

Name: Ulrika Elfving

Title: General Counsel

Date: 06/15/2026

INVESTOR AB

By:	/s/ Petra Hedengran

Name: Petra Hedengran

Title: Senior Advisor

Date: 06/15/2026

INVESTOR AB

By:	/s/ Jenny Ashman Haquinius

Name: Jenny Ashman Haquinius

Title: Chief Financial Officer

Date: 06/15/2026

INNAX AB

By:	/s/Anders Eckerwall

Name: Anders Eckerwall

Title: Managing Director

Date: 06/15/2026